Exhibit 10.11

SALARY CONTINUATION AGREEMENT

This Salary Continuation Agreement (the “Agreement”) is made this 19th day of January, 2005, by and among First Capital Bank Holding Corporation, a Florida corporation (the “Company”), First National Bank of Nassau County, a national bank organized under the laws of the United States (the “Bank”) (the “Company and the Bank being referred to herein collectively as the “Employer”) and Timothy S. Ayers (the “Executive”).

WITNESSETH

WHEREAS, the Bank is a national bank organized under the laws of the United States and operating in Nassau County, Florida;

WHEREAS, Executive is the Senior Vice President of Employer; and

WHEREAS, the parties desire to enter into this agreement to provide for certain severance payments to Executive in the event there is a Change in Control (as defined herein) and in accordance of the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of Executive’s services to Employer, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.                                       Definitions

a.                                       “Cause” shall mean (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes, or is reasonably likely to cause material harm to the Employer (including harm to its business reputation); (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud; (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such breach; (D) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors’ good faith and reasonable judgment, is materially detrimental to the Employer’s best interest, that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior, (E) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive’s performance) regulatory action against the Executive or the Employer if the Board of Directors in good faith determines that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would advance the Employer’s compliance with the purpose of the action or would assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action; or

(F) the failure of the Executive to render the services hereunder in accordance with an appropriate performance standard determined in the sole discretion of the Board of Directors;

b.                                      “Change In Control” shall mean the occurrence during the Term of any of the following events, unless such event is a result of a Non-Control Transaction:

(i)                  The individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least 50% of the Board of Directors of the Company; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved in advance by a vote of at least 50% of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest, or other actual or threatened solicitation of proxies, proxy contest, or consents by or on behalf of any person other than the Board of Directors of the Company, including by reason of any agreement intended to avoid or settle any election contest or proxy contest.

(ii)               An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control.

(iii)            Consummation of: (i) a merger, consolidation, or reorganization involving the Company; (ii) a complete liquidation or dissolution of the Company; or (iii) the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

(iv)           A notice of an application is filed with the Office of Comptroller of the Currency (the “OCC”) or the Federal Reserve Board or any other bank or thrift regulatory approval (or notice of no disapproval) is granted by the Federal Reserve; the OCC, the Federal Deposit Insurance Corporation, or any other regulatory authority for permission to acquire control of the Company or any of its banking subsidiaries; provided that if the application is filed in connection with a transaction which has been approved by the Board, then the Change in Control shall not be deemed to occur until consummation of the transaction.

c.                                       “Good Reason” shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections (i) through (viii) hereof:

(i)                  a change in the Executive’s status, title, position or responsibilities (including reporting responsibilities) which, in the Executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect at any time within ninety days preceding the date of a Change in Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities which, in the Executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities as in effect at any time within ninety days preceding the date of a Change in Control or at any time thereafter; any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for disability or Cause, as a result of his death, or by the Executive other than for Good Reason, or any other change in condition or circumstances that in the Executive’s reasonable judgment makes it materially more difficult for the Executive to early out the duties and responsibilities of his office than existed at any time within ninety days preceding the date of Change in Control or at any time thereafter;

(ii)               a reduction in the Executive’s base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within 10 days of the date due;

(iii)            the Employer’s requiring the Executive to be based at any place outside a 30-mile radius from the executive offices occupied by the Executive immediately prior to the Change in Control, except for reasonably required travel on the Employer’s business which is not materially greater than such travel requirements prior to the Change in Control;

(iv)           the failure by the Employer to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive, or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan program and practice in which the Executive was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter;

(v)              the insolvency or the filing (by any party, including the Company or the Employer) of a petition for bankruptcy of the Company or the Employer, which petition is not dismissed within 60 days;

(vi)           any material breach by the Employer of any material provision of this Agreement;

(vii)        any purported termination of the Executive’s employment for Cause by the Employer which does not comply with the terms of this Agreement; or

(viii)     the failure of the Employer to obtain an agreement, satisfactory to the Executive, from any successor or assign to assume and agree to perform this Agreement, as contemplated in Section 4 hereof.

Any event or condition described in clause (i) through (viii) above which occurs prior to a Change in Control but which the Executive reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the Change in Control. The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

d.                                      “Non-Control Transaction” shall mean a transaction described below:

(i)                  the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

(ii)               immediately following such merger, consolidation or reorganization, the number of directors on the board of directors of the Surviving Corporation who were members of the Incumbent Board shall at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

e.                                       “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and, in the case of a termination for Good Reason or for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

2.                                       Payments to Executive

If Executive’s employment is terminated (a) Upon a Change in Control, for any reason upon delivery of notice to the Employer within a 12 month period after the occurrence of a Change in Control; (b) for Good Reason pursuant to Section 1(c)(iv); or (c) if the Employer terminates the Executive Without Cause after a Change in Control, then, in addition to other rights and remedies available in law or equity, the Executive shall be entitled to the following (i)

the Employer shall pay the Executive in cash within 15 days of such termination date any sums due him as base salary and/or reimbursement of expenses through the date of such termination plus any bonus earned or accrued under the Bonus Plan through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Executive’s termination (and any forfeiture in other restrictive provisions applicable to each award shall not apply); and (ii) the Employer shall pay the Executive in cash within 15 days of such termination date one lump sum payment in an amount equal to the sum of (1) the Executive’s then current annual base salary, and (2) the average bonuses paid to Executive during the three preceding fiscal years.

3.                                       Governing Law; Jurisdiction and Venue

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to the conflict of laws principles thereof. The parties agree to the exclusive jurisdiction and venue of the federal courts sitting in Nassau County, Florida with regard to any actions that arise out of this Agreement.

4.                                       Successors; Binding Agreement

This Agreement shall be binding upon and shall inure to the benefit of Employer and its successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution, This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representative.

5.                                       Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

6.                                       Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

EMPLOYER

FIRST CAPITAL BANK
HOLDING CORPORATION, a
Florida corporation

By:	/s/ Suellen R. Garner
Name:Suellen R. Garner
Title:Chairman

FIRST NATIONAL BANK OF
NASSAU COUNTY

By:	/s/ Michael G. Sanchez
Name: Michael G. Sanchez
Title: President and CEO

EXECUTIVE

/s/ Timothy S. Ayers
Name: Timothy S. Ayers